UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2008

ICONIX BRAND GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-10593	11-2481093
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

1450 Broadway, New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 730-0030

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On February 20, 2008, the Registrant issued a press release announcing its financial results for the fiscal quarter and year ended December 31, 2007. As noted in the press release, the Registrant has provided certain non-U.S. generally accepted accounting principles (“GAAP”) financial measures, the reasons it provides such measures and a reconciliation of the non-U.S. GAAP measures to U.S. GAAP measures. Readers should consider non-GAAP measures in addition to, not as a substitute for, measures of financial performance prepared in accordance with U.S. GAAP. A copy of the Registrant’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the terms of the previously disclosed employment agreement entered into on January 28, 2008, by the Registrant and its Chairman of the Board, President and Chief Executive Officer, Neil Cole, on February 19, 2008, Mr. Cole was granted 1,181,684 time-vested restricted common stock units (the “RSUs”) and 571,150 performance-based restricted common stock units (the “PSUs”) under the Registrant’s 2006 Equity Incentive Plan (“Plan”). Under the employment agreement Mr. Cole will be granted an additional 216,639 PSUs if the Registrant’s stockholders approve an increase in the number of shares of the Registrant’s common stock under either the Plan or another incentive plan that would cover the grants. As previously disclosed, the RSUs will vest in five substantially equal annual installments commencing on December 31, 2008, subject to Mr. Cole’s continuous employment with the Company on the applicable vesting date, and the PSUs will be subject to vesting based on the Company’s achievement of certain designated performance goals. Both the RSUs and PSUs are subject to forfeiture upon the termination of Mr. Cole’s employment under certain circumstances. The Registrant has also determined that pursuant to the terms of his prior employment, Mr. Cole is entitled to incentive bonuses totaling $649,000 with respect to the fiscal year ended December 31, 2007.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.

Exhibit 99.1	Press Release of Iconix Brand Group, Inc. dated February 20, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ICONIX BRAND GROUP, INC.
(Registrant)

By:	/s/ Warren Clamen
Warren Clamen Chief Financial Officer

Date: February 25, 2008